Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of September 14, 2020

among

SURMODICS, INC.

as Borrower,

THE OTHER PARTIES HERETO THAT
ARE DESIGNATED AS LOAN PARTIES

and

BRIDGEWATER BANK,

as Lender

i

5.6	No Default	26
5.7	ERISA Compliance	26
5.8	Taxes	27
5.9	Financial Condition	27
5.10	Environmental Matters	27
5.11	Solvency	27
5.12	Labor Relations	27
5.13	Subsidiaries and Affiliates; Outstanding Capital Stock	27
5.14	Jurisdiction of Organization; Chief Executive Office; Etc	27
5.15	Locations of Collateral and Books and Records	28
5.16	Deposit Accounts and Other Accounts	28
5.17	Full Disclosure	28
5.18	Patriot Act; Anti-Terrorism Laws	28
5.19	Properties. .	28
ARTICLE 6 AFFIRMATIVE COVENANTS		29
6.1	Financial Statements	29
6.2	Appraisals; Certificates; Other Information	30
6.3	Notices	30
6.4	Preservation of Corporate Existence, etc	31
6.5	Maintenance of Property	31
6.6	Insurance	31
6.7	Payment of Obligations	32
6.8	Compliance with Laws	32
6.9	Inspection of Property and Books and Records	32
6.10	Use of Proceeds	32
6.11	Operating Account	33
6.12	Claims Against Collateral	33
6.13	OFAC; Patriot Act	33
6.14	Further Assurances; Guaranty and Collateral.	33
ARTICLE 7 NEGATIVE COVENANTS		33
7.1	Indebtedness	33
7.2	Liens	34
7.3	Financial Covenants.	35
7.4	Compliance with ERISA	36
7.5	Consolidations and Mergers	36

7.6	Acquisitions and Investments	36
7.7	Restricted Payments	37
7.8	Capital Structure	38
7.9	Affiliate Transactions	38
7.10	Sale of Assets	38
7.11	Change in Business	39
7.12	Changes in Accounting, Name or Jurisdiction of Organization; Etc	39
7.13	No Negative Pledges	39
7.14	Sale-Leasebacks	39
7.15	Compliance with Laws	40
7.16	Related Agreements	40
ARTICLE 8 DEFAULT AND REMEDIES		40
8.1	Events of Default	40
8.2	Remedies	41
8.3	Waivers by Loan Parties	42
8.4	Notice of Disposition; Allocations	43
8.5	Rights Not Exclusive	43
8.6	Equitable Relief	43
ARTICLE 9 CONTINUING GUARANTY		43
9.1	Guaranty	43
9.3	Certain Waivers	44
9.4	Obligations Independent	44
9.5	Subrogation	44
9.6	Termination; Reinstatement	44
9.7	Subordination	45
9.8	Stay of Acceleration	45
9.9	Condition of Borrower	45
ARTICLE 10 MISCELLANEOUS		45
10.1	Notices.	45
10.2	Waivers; Amendments.	46
10.3	Expenses; Indemnification.	47
10.4	Successors and Assigns.	48
10.5	Survival	48
10.6	Counterparts; Integration; Effectiveness	49
10.7	Severability	49

10.8	Right of Setoff	49
10.9	Governing Law; Jurisdiction; Consent to Service of Process.	49
10.10	Waiver of Jury Trial	50
10.11	Headings	50
10.12	USA PATRIOT Act	50
10.13	Interest Rate Limitation	50
10.14	Agreement Jointly Drafted	51
10.15	Advice of Counsel Obtained	51

EXHIBITS

Exhibit 2.4	Form of Extension Election
Exhibit 3.1	Closing Checklist
Exhibit 6.2(a)	Form of Compliance Certificate
Exhibit 6.2(b)(i)	Form of Borrowing Base Certificate

SCHEDULES

Schedule 4.1(a)	Commercial Tort Claims
Schedule 5.7	ERISA
Schedule 5.13	Subsidiaries; Outstanding Capital Stock
Schedule 5.14	Jurisdiction of Organization; Chief Executive Office
Schedule 5.15	Locations of Inventory, Equipment and Books and Records
Schedule 5.16	Deposit Accounts, Securities Accounts
Schedule 5.19	Properties
Schedule 7.1	Indebtedness
Schedule 7.2	Liens
Schedule 7.6	Investments

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of September 14, 2020, is by and among SURMODICS, INC., a Minnesota corporation (“Borrower”), the other Loan Parties hereto, and BRIDGEWATER BANK, a Minnesota banking corporation (together with its successors and assigns, “Lender”).

In consideration of the terms and conditions contained in this Agreement, and of any loans or other financial accommodations at any time made to or for the benefit of the Loan Parties by Lender, the undersigned agree as follows:

ARTICLE 1

DEFINITIONS

1.1            Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall have the meanings ascribed below:

“Adjusted EBITDA” means, for any period, the sum of the following, without duplication, for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense and (iii) amortization, depreciation and other non‑cash charges, including without limitation, any non-cash impairment expense in connection with goodwill and other intangible asset investments, including any strategic investments (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) non-cash or extraordinary losses (excluding non-cash losses from discontinued operations), (v) non-cash stock-based compensation costs incurred, (vi) any fees and expenses related to Permitted Acquisitions (whether or not consummated) or the transactions contemplated by this Agreement, (vii) any charges or losses related to in process research and development costs and (viii) any non-recurring cash expenses or charges in such period described in Borrower’s earnings release for such period reasonably acceptable to Lender less (c) the sum of the following, without duplication, to the extent added in determining Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Net Income. To the extent that Adjusted EBITDA is calculated for any fiscal period in which a person or business unit has been acquired by Borrower or a Subsidiary in any Permitted Acquisition for any portion of such period being tested, Adjusted EBITDA shall include the “actual” Adjusted EBITDA of such acquired person or business unit for the relevant time period prior to such person or business being acquired to the extent necessary to calculate Adjusted EBITDA for such entire period.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Notwithstanding the foregoing, Lender shall not be deemed an “Affiliate” of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.

“Agreement” means this Loan and Security Agreement.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Facility Amount minus Reserves established by Lender and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment.

“Banking Services” means each and any of the following services provided to any Loan Party by Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards,” purchasing cards and procurement cards), (b) stored value cards, (c) credit card processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations and liabilities of any or all of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning assigned to such term in the introductory recitals hereto.

“Borrowing” means Loans made on the same date.

“Borrowing Base” means, as of any date of determination by Lender, an amount in Dollars equal to 80% of the Margin Value of the Pledged Securities Collateral, in each case at such time as shown on the Borrowing Base Certificate most recently received by Lender in accordance with Section 6.2(b), absent any error in such Borrowing Base Certificate; provided, that Lender may revise the Borrowing Base if a Borrowing Base Certificate is not received when required under Section 6.2(b).

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of Borrower, in the form of Exhibit 6.2(b)(i).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to remain closed.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a finance lease.

“Capital Lease Obligations” means all monetary obligations of any Loan Party or any Subsidiary of any Loan Party under any Capital Leases.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Exchange Act.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s Rating Services (“S&P”) or at least “P-1” from Moody’s Investor Services (“Moody’s”), (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) ”adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation, administration, application or implementation thereof by any Governmental Authority after the Closing Date or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Lender, or (c) compliance by Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary (i) all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date enacted, adopted or issued shall be deemed a “Change in Law”; (ii) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date enacted, adopted or issued shall be deemed a “Change in Law”; and (iii) any change in the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the Closing Date, in each case shall be deemed a “Change in Law”.

“Change of Control” means the occurrence of any of the following: (i) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) and (ii) Borrower shall cease to own, free and clear of all Liens and other encumbrances (other than the Lien of Lender), directly or indirectly, 100% of the outstanding voting Capital Stock of each other Subsidiary Guarantor on a fully diluted basis, other than pursuant to a transaction permitted by Section 7.5.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively all property described in Section 4.1, all property described in any Security Documents as security for any Obligations, including but not limited to the Pledged Securities Collateral, and all other property that now or hereafter secures (or is intended to secure) any Obligations, provided, that the term “Collateral” shall not in any event include any Excluded Collateral.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and the related regulations, interpretations and guidance of the Commodity Futures Trading Commission.

“Compliance Certificate” means a certificate in the form of Exhibit 6.2(a).

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means with respect to any collateral for which “control” within the meaning of Articles 7, 8 and 9 of the UCC is a means of perfection, an agreement acceptable to Lender and satisfying the applicable requirements of the UCC.

“Current Ratio” is defined as total current assets of Borrower and its Subsidiaries on a consolidated basis for such period, divided by total current liabilities of such Persons for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest referred to in Section 2.7(b).

“Dollars,” “dollars” and “$” refers to lawful money of the United States of America unless otherwise indicated.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Loan Party and any Person under common control or treated as a single employer with, any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a Reportable Event; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure of a Loan Party to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a ruling by the IRS to disqualify a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; (j) a Title IV Plan is in “at risk” status within the meaning of Section 430(i) of the Code; and (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means (a) Intellectual Property; (b) a Loan Party’s right, title and interest in any lease, license, general intangible, instrument, chattel paper or any other contractual obligation to which such Loan Party is a party or any of the Loan Party’s rights or interests thereunder, if, and for so long as and to the extent that, the grant of the security interest hereunder would constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, general intangible, instrument, chattel paper or any other contractual obligation (other than to the extent that any such breach, termination or default would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction, any other applicable law or principles of equity), provided, however, that the security interest granted hereby (x) shall attach immediately when the condition causing such abandonment, invalidation or unenforceability is remedied, (y) shall attach immediately to any severable term of such lease, license, contract, property rights or agreement to the extent that such attachment does not result in any of the consequences specified in (b)(i) or (ii) above and (z) shall attach immediately to any such lease, license, general intangible, instrument, chattel paper or any other contractual obligation to which such Loan Party’s counterparty has consented to such attachment; (c) the Capital Stock of any Foreign Subsidiary; (d) any fee-owned real property, together with any improvements thereon and all real property leasehold interests; (e) any motor vehicles and other assets subject to certificates of title (other than to the extent that a Lien thereon can be perfected by filing of a financing statement under the UCC); (f) [reserved]; (g) those assets as to which Lender shall reasonably determine, in writing, that the cost or other consequence of obtaining a Lien thereon or perfection thereof are excessive in relation to the benefit to Lender of the security to be afforded thereby; (h) any bank accounts established by a Loan Party used exclusively for payroll, payroll taxes or employee benefits, escrow, customs, insurance or fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon and (i) any foreign assets, rights or property or credit support.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement or any other Loan Document, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof or other payment obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Documents or security interest is or becomes illegal.

“Excluded Taxes” means, to the extent imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of Lender being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Lender of New York, or, if such rate is not so published for any day that is a Business Day by the Federal Reserve Lender of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“Extension Period” means each applicable period available to Borrower to extend the Initial Scheduled Maturity Date (so long as Borrower properly and timely satisfies the conditions described in Section 2.4(a)). For the Loans, Borrower has available to it two (2) extension periods of twelve (12) months each.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Subsidiary Guarantor and each other Person that guarantees the Obligations pursuant to a Guaranty in favor of Lender.

“Guaranty” means Article 9 of this Agreement and each other Guaranty made by any Guarantor in favor of Lender, with respect to the Obligations, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business or any earnouts in connection with any Permitted Acquisition); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (I) any and all Swap Agreements, and (II) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction; (i) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Capital Stock (or any Capital Stock of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends (other than any Capital Stock withheld by Borrower for either the exercise price for any options to purchase Borrower’s Capital Stock or taxes payable upon the issuance of Borrower’s Capital Stock, in each case to any employees or directors of Borrower or its Subsidiaries); (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) all guarantees and contingent obligations of such Person in respect of indebtedness or obligations of other Persons of the kinds referred to in clauses (a) through (j) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Scheduled Maturity Date” means September 14, 2021.

“Intellectual Property” means any copyright rights, copyright applications and copyright registrations in each work of authorship and derivative work, whether published or unpublished, any patents and patent applications, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, know-how, trade secret rights, rights to unpatented inventions.

“Interest Expense” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Loan Parties and their Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net Swap Obligations related to interest rate hedges) for such period.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, each Guaranty, the Security Documents and all other agreements, instruments, documents and certificates delivered to Lender in connection with the foregoing.

“Loan Party” means Borrower and each Subsidiary Guarantor.

“Loans” means the Revolving Loans.

“Margin Value” means the aggregate market value of all Pledged Securities Collateral as set forth in the portfolio statement of Wells Fargo Securities, LLC most recently delivered to Lender pursuant to Section 6.2(b), which Pledged Securities Collateral shall satisfy the following requirements: if they are corporate bonds and notes, they shall have a rating of not less than (x) Baa3 (Moody’s) or BBB- (S&P or Fitch) with respect to long-term bonds or notes and (y) P-3 (Moody’s), A-3 (S&P) or F3 (Fitch) with respect to short-term bonds or notes.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party, any Subsidiary of any Loan Party or any other Person (other than Lender) to perform its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Lender under any of the Security Documents.

“Material Domestic Subsidiary” means as of the last day of each of fiscal year, any of Borrower’s direct or indirect Subsidiaries, other than any Foreign Subsidiary, with consolidated assets (excluding any equity in any indirect Subsidiary of Borrower) of at least five percent (5.00%) of the total consolidated assets of Borrower and each of its Subsidiaries.

“Maturity Date” means the Initial Scheduled Maturity Date, unless extended under the terms and conditions of Section 2.4(a), or any earlier date on which the Revolving Commitment is terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Income” means, for any period, the net income (or loss) of the Loan Parties and their Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all Banking Services Obligations, all accrued and unpaid fees and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Loan Parties to Lender, any of its Affiliates or any indemnified party arising under the Loan Documents, and all other Indebtedness, obligations and liabilities of any kind owing by any Loan Party to Lender, any of its Affiliates or any indemnified party, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency proceeding with respect to any Loan Party (regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, Excluded Swap Obligations shall in no way constitute Obligations hereunder or under any of the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.18.

“Operating Account” has the meaning assigned to such term in Section 2.2(b).

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the limited liability company agreement or operating agreement and articles or certificate of formation or organization or (d) any other document setting forth or otherwise governing the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 10.4(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means, so long as before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.3 hereof, the acquisition by any Loan Party or any of its Subsidiaries of either (a) the Capital Stock of any other entity or (b) all or substantially all of the assets of any other entity, provided that such entity is in a similar line of business as the Loan Parties and their Subsidiaries or any business substantially related thereto and the consideration paid by the Loan Parties is either Equity Interests of the Borrower or cash in an amount less than Forty Million Dollars ($40,000,000) when combined with the consideration paid for all other Permitted Acquisitions entered into after the Closing Date.

“Permitted Licenses” mean (a) licenses of over-the-counter software that is commercially available to the public, and (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), such licenses could not reasonably be expected to have a Material Adverse Effect on the Loan Parties.

“Permitted Liens” has the meaning given such term in Section 7.2.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

 “Pledged Securities Collateral” means the “Collateral” as defined in the Securities Pledge Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant liability is incurred or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations).

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, for a Person, the chairman, chief executive officer, president, chief operating officer, chief financial officer or treasurer or any other Person having substantially the same authority and responsibility.

“Restricted Payment” has the meaning assigned to such term in Section 7.7.

“Revolving Commitment” means Lender’s commitment to make Revolving Loans hereunder.

“Revolving Exposure” means, as of any date of determination, the sum of the outstanding principal balance of the Revolving Loans.

“Revolving Facility Amount” means $25,000,000, as such amount may be reduced from time to time pursuant to Section 2.3.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“SDN List” has the meaning assigned to such term in Section 5.18.

“SEC” means the U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Pledge Agreement” means that certain Securities Pledge Agreement dated September 14, 2020 and given by Borrower in favor of Lender, as the same may be amended, restated, or otherwise modified from time to time.

“Security Documents” means, collectively, this Agreement, the Securities Pledge Agreement, any Control Agreements, the Guaranties and all other security agreements, pledge agreements, lease assignments, mortgages, deeds of trust, key man life insurance assignments, control agreements, guarantees and other similar agreements, by or between any one or more of any Loan Party and Lender, now or hereafter delivered to Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of Lender, as secured party.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt Documents” means any document, instrument or agreement evidencing or relating to any Subordinated Indebtedness, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the applicable subordination agreement in favor of Lender.

“Subordinated Indebtedness” means any Indebtedness of a Loan Party or a Subsidiary of a Loan Party which is subordinated to payment of the Obligations to the written satisfaction of Lender.

“Subsidiary” means any Person as to which any Loan Party owns, directly or indirectly, more than 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Lender’s judgment.

“Subsidiary Guarantor” means each Material Domestic Subsidiary of the Borrower, which, as of the date hereof, consists of Surmodics Shared Services, LLC, a Minnesota limited liability company, Surmodics Coatings, LLC, a Minnesota limited liability company, Surmodics Coatings MFG, LLC, a Minnesota limited liability company, Surmodics IVD, Inc., a Maryland corporation, Normedix, Inc., a Minnesota corporation and Surmodics MD Operations, LLC, a Minnesota limited liability company.

“Swap Agreement” means any agreement with respect to any swap (including without limitation a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act), forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tangible Net Worth” means the aggregate of total stockholders’ equity plus Subordinated Indebtedness, less any intangible assets, in each case for Borrower and its Subsidiaries on a consolidated basis for such period.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Treasury Rate” means the 90-day interest rate yield for U.S. Government Treasury Securities, as determined by Lender. Such rate will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources Lender deems appropriate, Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unencumbered Liquid Assets” shall mean the sum of cash, Cash Equivalents and the aggregate market value of all Pledged Securities Collateral of the Borrower and its Subsidiaries on a consolidated basis, in each case, free and clear of all Liens other than Liens in favor of Lender.

1.2            UCC Definitions. The following terms have the meanings given to them in the UCC: “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Health-care-insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Proceeds”, “Promissory Note”, “Purchase-Money Obligation” and “Supporting Obligations”, provided that “Instrument” has the meaning given in Article 9 of the UCC.

1.3            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” In addition, without limiting the foregoing, no operating lease shall be classified as a Capital Lease and any liabilities related to any operating leases shall not constitute Indebtedness for purposes of this Agreement. A breach of a financial covenant contained in Section 7.3 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Lender.

1.4            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless otherwise specified, references to a time of day are to Central time (daylight savings or standard as applicable). Unless the context requires otherwise (a) any definition of or reference to any act, statute, regulation, law, agreement, instrument or other document herein shall be construed as referring to such act, statute, regulation, law, agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE CREDIT FACILITIES

2.1            Revolving Facility. Subject to the terms and conditions set forth herein, Lender agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (i) the Borrowing Base or (ii) Revolving Facility Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

2.2            Requests for Loans; Disbursements of Loans.

(a)            To request a Revolving Loan, Borrower shall comply with the following:

(i)  Borrower shall make each request for a Loan in writing in a form approved by Lender and signed by Borrower and delivered by hand, facsimile or electronic communication. Each request:
(A)  shall be delivered to Lender not later than 12:00 noon (Minneapolis time) on the Business Day of the proposed Loan;
(B)  shall be irrevocable;
(C)  shall specify the aggregate amount of the requested Loans, which shall not be less than $5,000, and, if applicable a breakdown of the separate wires comprising such Loan; and

(D)  shall specify the date such Loan is to be made, which shall be a Business Day.

(b)            Borrower irrevocably authorizes Lender to make all disbursements of Loans into a non-interest bearing DDA operating account maintained by Borrower at Lender (the “Operating Account”) that will be structured and utilized for that purpose in accordance with Lender’s policies and procedures from time to time in effect. Unless other arrangements are made with, and expressly agreed to by, Lender (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, if made by Lender, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made.

2.3            Termination or Reduction of Revolving Commitment. Unless previously terminated, the Revolving Commitment shall terminate on the expiration of the Availability Period, as applicable. Borrower may at any time terminate or reduce the Revolving Commitment upon written notice to the Lender thereof and (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the payment in full of the accrued and unpaid fees and (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

2.4            Repayment of Loans; Extension Election; Evidence of Debt.

(a)            Borrower shall pay the unpaid principal amount of each Revolving Loan in full on the Maturity Date or such earlier date as may be required by Section 2.5(b) or (c). So long as no Default or Event of Default exists under the Loan Documents, and so long as the Extension Conditions are satisfied by Borrower, Borrower may elect to extend the Initial Scheduled Maturity Date for any available Extension Period. The following conditions (each an “Extension Condition” and collectively, the “Extension Conditions”) must be satisfied by Borrower for Borrower to be permitted to exercise the Extension Election:

(i) Borrower must have delivered to Lender a written and irrevocable election (“Extension Election”) in substantially the form attached as Exhibit 2.4 to extend the Maturity Date. The Extension Election must be delivered at least 60 days prior to the applicable Maturity Date; and
(ii) Borrower must provide written certification to Lender that (a) there has not been any Material Adverse Effect since the Closing Date with respect to the financial condition of the Loan Parties, and (b) no Default or Event of Default has occurred under the Loan Documents.

(b)            Lender shall maintain accounts in which it shall record the amount of each Loan made hereunder and the amount of any principal or interest due and payable or to become due and payable hereunder, which entries shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay all principal of and interest on the Loans in accordance with the terms of this Agreement.

2.5            Prepayment of Loans.

(a)            Voluntary Prepayment. Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7.

(b)            Mandatory Prepayment – Excessive Borrowing. If at any time Availability is an amount less than $0.00, Borrower shall immediately prepay the Revolving Loans in an aggregate amount equal to such excess.

(c)            Mandatory Prepayment – Rest Period. Borrower shall cause the Revolving Exposure to be less than $10,000,000 for a minimum of thirty (30) consecutive days during each Loan Year. The words “Loan Year” mean the one year period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “first Loan Year”), and each successive one year period beginning on the day after an anniversary of the Closing Date and ending on the next anniversary of the Closing Date (the “second Loan Year”, “third Loan Year”, etc.).

(d)            Application of Prepayments. All amounts paid pursuant to subsection (a) of this Section 2.5 shall be applied to the Obligations as elected by Borrower. All amounts paid shall be applied to prepay the Revolving Loans without a corresponding reduction in the Revolving Facility Amount. All amounts paid pursuant to subsections (b) and (c) of this Section 2.5 shall be applied to all Obligations then outstanding in any order of application, as determined by Lender in its sole but reasonable discretion.

(e)            Notice of Prepayment. Borrower shall notify Lender by telephone (confirmed in writing) of any prepayment hereunder not later than 1:00 p.m. on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each prepayment of a Revolving Loan shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7(c).

2.6            Fees.

(a)            Origination Fee. On the Closing Date, Borrower shall pay to Lender, a fully-earned, non-refundable origination fee of $62,500.

(b)            Commitment Fee. Borrower shall pay to Lender a fee (the “Commitment Fee”) during the Availability Period, which shall accrue at a rate equal to 0.075% quarterly on the average daily difference of the Revolving Facility Amount then in effect minus the Revolving Exposure. Accrued Commitment Fees shall be due and payable in arrears on the last day of the last month of each calendar quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

2.7            Interest.

(a)            All Loans. The Revolving Loans shall bear interest at the greater of (i) 3.25% per annum, and (ii) the Treasury Rate plus 2.75% per annum.

(b)            Default Rate. At any time during which an Event of Default has occurred and is continuing for a period of thirty (30) days after written notice by Lender, all Loans, all past due interest and all fees shall bear interest at a per annum rate equal to the interest rate applicable to such Loans under this Section 2.7, plus 5.00% per annum (the “Default Rate”).

(c)            When Due. Borrower shall pay interest accrued on each Loan in arrears on the last day of each month commencing with the month ending on September 30, 2020 and on the Maturity Date or any other date on which the credit facilities extended hereunder terminate; provided that (x) interest accrued pursuant to subsection (b) of this Section 2.7 shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)            Basis for Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed. Interest on the unpaid principal of each Loan shall accrue from the date such Loan is made to the date such Loan is paid in full.

2.8            Increased Costs.

(a)            If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;
(ii) subject Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any of the Loans;

and the result of any of the foregoing shall be to increase the cost to Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then Borrower will pay to Lender such additional amount or amounts to the extent necessary to compensate Lender for such additional costs incurred or reduction suffered, so long as such amounts have accrued on or after the date that is 180 days prior to the date on which Lender first made demand therefor.

(b)            If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment or the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts to the extent necessary to compensate Lender or Lender’s holding company for any such reduction suffered, so long as such amounts have accrued on or after the day that is 180 days prior to the date on which Lender first made demand therefor.

(c)            A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.8(a) or Section 2.8(b) shall be delivered to Borrower and shall be conclusive evidence of the same absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation.

(e)            Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Lender’s commitment to make Revolving Loans to Borrower shall at all times be unconditionally cancelable by Lender within the meaning of 12 C.F.R. §217.2, with or without cause, to the extent permitted under applicable law.

2.9            Taxes.

(a)            Any and all payments by or on account of any Obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes.

(b)            The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c)            The Loan Parties shall, jointly and severally, indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, so long as such amounts have accrued on or after the day that is 180 days prior to the date on which Lender first made demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive evidence absent manifest error.

2.10            Payments Generally; Allocation of Proceeds.

(a)            Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.8, Section 2.9, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at the address for payment specified in writing by Lender to Borrower, except that payments pursuant to Section 2.8 and Section 10.3 shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            Any proceeds of Collateral received by Lender not constituting a mandatory prepayment (which shall be applied in accordance with Section 2.5), may be applied to the Obligations by Lender in any order of application, as determined by Lender in its sole discretion.

(c)            Borrower hereby irrevocably authorizes (a) Lender to make a Revolving Loan for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Revolving Loans and that all such Revolving Loans shall be deemed to have been requested pursuant to Section 2.2, and (b) without prior written notice, Lender to charge any deposit account of Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents, including without limitation, the Operating Account.

2.11            Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender. The provisions of this Section 2.11 shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.11 shall survive the termination of this Agreement.

2.12            Multiple Obligor Provisions.

(a)             Joint and Several Liability. References herein and in the other Loan Documents to “Loan Party” are to each Loan Party signing this Agreement, and each such Loan Party’s liability with respect to the Obligations is joint and several. Each Loan Party is a direct, primary and independent obligor. Each Loan Party represents and warrants to and covenants with Lender that (i) Loan Parties are engaged in operations that require financing on a joint basis and, accordingly, each Loan Party will materially benefit, directly or indirectly, from the financial accommodations provided hereunder; (ii) such financial accommodations have been offered to the Loan Parties on a joint basis and would not be available to the Loan Parties on an individual basis on the terms and conditions stated herein; and (iii) the benefits received by each Loan Party are reasonably equivalent to the Obligations undertaken by each Loan Party.

(b)         Loan Party Representative. Borrower hereby (i) is designated and appointed by each Loan Party as its representative, agent and attorney-in-fact on its behalf (the “Loan Party Representative”) and (ii) accepts such appointment as the Loan Party Representative, in each case above, for the purposes of preparing and delivering financial reports and certificates including financial statements, Compliance Certificates, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Loan Party or the Loan Parties under the Loan Documents. Lender may regard any notice or other communication pursuant to any Loan Document from the Loan Party Representative as a notice or communication from all Loan Parties. Except as expressly provided otherwise herein or in the other Loan Documents, each warranty, covenant, agreement and undertaking made on behalf of a Loan Party by the Loan Party Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

(c)               No Discharge or Impairment. No Obligation of any Loan Party shall be affected, discharged or impaired by any of the following: (i) bankruptcy, disability, dissolution, incompetence, death, insolvency, liquidation, or reorganization of any other Loan Party; (ii) any defense of any other Loan Party to payment or performance of any or all of the Obligations or enforcement of any or all rights of Lender in the Collateral; (iii) discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances in the Collateral or any or all Obligations in any bankruptcy, insolvency, reorganization, or other legal proceeding or by application of any Requirement of Law of with respect to any other Loan Party; (iv) any claim or dispute by any other Loan Party concerning the occurrence of an Event of Default, performance of any Obligations, or any other matter; (v) any election by Lender under 1111(b)(2) of the Bankruptcy Code; (vi) the granting of any liens or borrowing of any money by any Loan Party as a debtor-in-possession or in any similar capacity under any bankruptcy, insolvency, reorganization, or other legal proceeding or by application of any applicable law; (vii) any waiver or modification of any provision of the Loan Documents that affects any other Loan Party, whether or not such waiver or modification affects all Loan Parties; (viii) the cessation of liability, release or discharge of any other Loan Party or other obligor for any reason; (ix) the perfection or failure to perfect, release or discharge of any Collateral or other security; (x) the exercise or failure to exercise any rights or remedies pursuant to the Loan Documents by Lender or any election of remedies by Lender; (xi) any invalidity, irregularity or unenforceability in whole or in part of any of the Loan Documents or any limitation of the liability of any Loan Party under the Loan Documents, including any claim that the Loan Documents were not duly authorized, executed, or delivered on behalf of any Loan Party; (xii) any other acts or omissions by Lender that result in or could result in the release or discharge of any other Loan Party; or (xiii) the occurrence of any other event or the existence of any other condition that by operation of law or otherwise could result in the release or discharge of a surety, guarantor, or other persons secondarily liable on an obligation.

(d)            Waivers. Each Loan Party unconditionally waives: (i) any requirement that Lender marshal assets, first make demand upon, or seek to enforce or exhaust remedies against any (A) other Loan Party; (B) of the Collateral or other property of any Loan Party; or (C) other Person, before demanding payment from or seeking to enforce the Obligations against such Loan Party; (ii) any and all rights, benefits and defenses which might otherwise be available under the provisions of Requirement of Law that might operate to limit any Loan Party’s liability under, or the enforcement of, the Obligations; (iii) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Loan Documents, notice of default under any of the Loan Documents (except as provided in the Loan Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Loan Documents; (iv) any obligation of Lender to provide any Loan Party any information concerning any other Loan Party or any Collateral; and (v) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

(e)            Subordination of Intercompany Indebtedness. All Indebtedness, together with all rights of subrogation, contribution, reimbursement, and indemnity (including the indemnification and reimbursement rights provided pursuant to this Section (collectively, “Intercompany Indebtedness”)) from one or more Loan Parties to or between another Loan Party, now or in the future, is hereby subordinated to the Obligations of each Loan Party to Lender until such time as the Obligations are indefeasibly paid in full in cash and any commitment to lend hereunder is terminated. Any Intercompany Indebtedness, if Lender so requests, shall be collected, enforced and received by each Loan Party as trustee for the benefit of Lender and be paid over to Lender on account of the Obligations, but without reducing or affecting in any manner the liability of each Loan Party under the other provisions of the Loan Documents.

(f)              Obligations among Loan Parties. NOTHING IN THIS SUBSECTION SHALL LIMIT THE OBLIGATIONS OF ANY LOAN PARTY TO LENDER OR OTHERWISE LIMIT THE JOINT AND SEVERAL NATURE OF ALL OF THE OBLIGATIONS. EACH LOAN PARTY SHALL BE FULLY, JOINTLY AND SEVERALLY LIABLE TO LENDER PURSUANT TO THE LOAN DOCUMENTS WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SUBSECTION OR OTHERWISE AND, NOTWITHSTANDING ANY SUCH ALLOCATION, EACH LOAN PARTY HAS EXPRESSLY ASSUMED THE RISK THAT SUCH LOAN PARTY’S ACTUAL LIABILITY MAY EXCEED SUCH LOAN PARTY’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED. Subject to the foregoing, Loan Parties agree that the provisions of this Section 2.13(f) are intended to provide for an allocation of the Obligations among the Loan Parties. Accordingly, as between the Loan Parties, if any Loan Party (the “Overpaying Loan Party”) pays (whether directly or by application of Collateral), or is otherwise held liable for, Obligations in excess of the Loan Party Pro Rata Share for the Overpaying Loan Party, the other Loan Parties will pay the amount of such excess to the Overpaying Loan Party and will indemnify the Overpaying Loan Party for, from and against any claims, damages, loss or liability arising from or related to such overpayment. Loan Parties agree to maintain books and records accurately reflecting each Loan Party Pro Rata Share. This subsection is only intended to allocate payments, losses, and liabilities among Loan Parties in order that (i) as among Loan Parties, each Loan Party is ultimately liable for its Loan Party Pro Rata Share; and (ii) the value to each Loan Party of the resulting rights and claims against other Loan Party pursuant to this subsection will assure that no Loan Party is rendered “insolvent” by virtue of the Obligations for purposes of any applicable Requirement of Law relating to fraudulent conveyances and similar claims. The rights and obligations among Loan Parties pursuant to this subsection shall survive the payment and performance of the Obligations, shall be considered as Intercompany Indebtedness, and shall be subject to the other provisions of this Section 2.12, including those relating to subordination of Intercompany Indebtedness. “Loan Party Pro Rata Share” means the amount of Loan proceeds actually advanced to or for the benefit of each Loan Party as reflected on the books and records of such Loan Party.

2.13            Eligible Contract Participant Provisions.

(a)            Eligible Contract Participants. Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, (i) a Loan Party that is not a Qualified ECP Guarantor (A) shall not be liable for any Excluded Swap Obligations and (B) shall not be deemed to have guaranteed any Excluded Swap Obligations and (ii) any security interest granted to Lender by a Loan Party that is not a Qualified ECP Guarantor shall not secure the repayment of any Excluded Swap Obligations; provided, however, that at the time any such Loan Party becomes a Qualified ECP Guarantor, the Obligations of such Loan Party shall include, without limitation, any transaction entered into under any Swap Agreement with Lender or its Affiliates and any transactions outstanding under any Swap Agreement with Lender or its Affiliates.

(b)                Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of all Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.14(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.14(b), or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted). Each Qualified ECP Guarantor intends that this Section 2.14(b) constitute, and this Section 2.14(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c)               Savings Clause. Notwithstanding anything herein to the contrary, if a Loan Party makes a written representation to Lender in connection with a swap, or any master agreement governing a swap to the effect that such Loan Party is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the relevant liability is incurred or grant of the relevant security interest becomes effective with respect to such Swap Obligation, and such representation proves to have been incorrect when made or deemed to have been made, Lender reserves all of its contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Loan Party’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap.

(d)              Eligible Contract Participants Representation. Each Loan Party represents that, as of the date of the execution of this Agreement, and is deemed to represent that on each day that a Loan Party enters into a Swap Agreement, such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act.

ARTICLE 3

CONDITIONS PRECEDENT

3.1                Closing Date Conditions. The obligation of Lender to make Loans hereunder shall not become effective until the date on which the following conditions are satisfied in a manner satisfactory to Lender:

(a)              Loan Documents. Lender shall have received on or before the Closing Date all of the agreements, documents, instruments, due diligence and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Lender.

(b)                No Change in Condition. No Material Adverse Effect since September 30, 2019, except as disclosed in reports filed by Borrower with the SEC shall have occurred.

(c)               Lien Searches. Lender shall have received written search reports with respect to financing statements, tax and judgment liens against any Loan Party from such jurisdictions and from such Persons as Lender may request showing that no financing statements or Liens are of record against any Loan Party except Permitted Liens and Liens to be terminated not later than the Closing Date pursuant to pay-off letters referred to in Section 3.1(c).

(d)            Approvals. Lender shall have received satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby.

(e)                Payment of Fees. Borrower shall have paid the fees required to be paid on the Closing Date, and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

(f)                Due Diligence. Lender and its counsel shall have completed all financial, business, legal, tax and regulatory due diligence, including without limitation all documentation required by bank regulatory authorities under applicable beneficial ownership, “know your customer” and anti-money laundering rules, including without limitation the USA PATRIOT ACT, in each case, the results of which shall be satisfactory to Lender in its sole discretion.

(g)                Other Documents. Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

3.2               Conditions to Each Extension of Credit. The obligation of Lender to make a Loan is subject to the satisfaction of the following conditions:

(a)              The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the date of such Loan, except for any representation or warranty that expressly relates to an earlier date (in which event such representation or warranty shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of such earlier date);

(b)                At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and

(c)                After giving effect to any Loan, Availability is not less than zero and the most recently delivered Borrowing Base Certificate supports such Loan.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in this Section.

ARTICLE 4

SECURITY AGREEMENT

4.1              Grant of Security Interest. As security for the full, prompt and complete payment and performance by each Loan Party of the Obligations, each Loan Party hereby grants to, and creates in favor of, Lender a continuing security interest in, and Lien on, all of such Loan Party’s right, title and interest in and to all of such Loan Party’s assets and property, tangible and intangible, real and personal, whether now owned by or owing to, or hereafter acquired by or arising in favor, of such Loan Party, including:

(a)            all Accounts, Chattel Paper, Commercial Tort Claims listed, or required to be listed, in Schedule 4.1, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letters of Credit (as defined in Article 5 of the UCC), Letter-of-Credit Rights, Money, and Promissory Notes;

(b)               all of such Loan Party’s leases, lease contracts, lease agreements, records, franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, and pension plan reversions;

(c)                all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any of the foregoing;

(d)                all Supporting Obligations; and

(e)               all of the products and Proceeds of all of the foregoing, including cash Proceeds and noncash Proceeds, and including Proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this Section;

provided, however, that in no event shall the grant of a security interest hereunder extend to any Excluded Collateral.

4.2                Perfection of Lender’s Security Interest; Duty of Care.

(a)                Until the termination of this Agreement, each Loan Party shall perform any and all steps and take all actions reasonably requested by Lender from time to time to perfect, maintain, protect, and enforce Lender’s security interest in, and Lien on, the Collateral, including (i) executing and delivering all appropriate documents and instruments as Lender may determine are necessary or desirable to perfect, preserve, or enforce Lender’s interest in the Collateral, including financing statements, all in form and substance reasonably satisfactory to Lender, (ii) delivering and endorsing to Lender warehouse receipts or other Documents covering that portion of the Collateral with a book value in excess of $250,000 located at any warehouse, (iii) upon the occurrence and during the continuance of any Event of Default, transferring Inventory to warehouses approved by Lender, (iv) placing notations on such Loan Party’s books of account to disclose Lender’s security interest and Lien therein, and (v) taking such other steps and actions as deemed reasonably necessary or desirable by Lender to perfect and enforce Lender’s security interest in, and Lien on, and other rights and interests in, the Collateral.

(b)            Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (A) as all or substantially all of the assets of such Loan Party (other than Intellectual Property), whether now owned or hereafter acquired or arising, and all proceeds and products thereof, or (B) as being of an equal or lesser scope or with greater detail, and (ii) provide any other information required by Part 5 of Article 9 of the UCC or any other applicable law for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party. Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Loan Party as debtor and Lender as secured party. Upon the termination of this Agreement, termination of all commitments by the Lender to lend or provide financial accommodations to the Loan Parties and repayment in full of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), the Lender agrees, subject to receipt of payoff letter or other similar documentation in form and substance reasonably acceptable to the Lender and duly executed and delivered by the Loan Parties, to thereafter prepare and file, or to authorize in such payoff letter the Loan Parties and/or their designee to thereafter prepare and file, such UCC termination statements related to the financing statements filed by Lender to perfect the security interests in the Collateral granted hereby. Each Loan Party agrees to furnish any such information to Lender promptly upon request. At Lender’s request, each Loan Party will execute notices appropriate under any applicable Requirement of Law that Lender deems necessary to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Lender. Each Loan Party will pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Lender to be necessary to perfect, protect or enforce the security interest and Lien granted to Lender hereunder. Lender is hereby authorized to give notice to any creditor, landlord or any other Person as may be necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Lender in the Collateral.

(c)              To protect, perfect, or enforce, from time to time, Lender’s rights or interests in the Collateral, Lender may, in its discretion (but without any obligation to do so), (i) discharge any Liens (other than Permitted Liens so long as no Event of Default shall exist and be continuing) at any time levied or placed on the Collateral, (ii) pay any insurance to the extent the Loan Parties have failed to timely pay the same, (iii) maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (iv) obtain any record from any service bureau and pay such service bureau the cost thereof. All reasonable out-of-pocket costs and expenses incurred by Lender in exercising its discretion under this Section 4.2(c) will be part of the Obligations, payable upon Lender’s demand and secured by the Collateral.

(d)               Lender shall have no duty of care with respect to the Collateral except that Lender shall exercise reasonable care with respect to the Collateral in Lender’s custody. Each Loan Party agrees that Lender has no obligation to take steps to preserve rights against any prior parties.

(e)              At any time and from time to time during the existence of an Event of Default, Lender, in its own name or in the name of others, may, periodically communicate with each Loan Party’s Account Debtors, customers and other obligors to verify with them, to Lender’s satisfaction, the existence, amount and terms of any sums owed by such Account Debtors, customers or other obligors to such Loan Party and the nature of any such Account Debtor’s, customer’s or other obligor’s relationship with such Loan Party.

(f)            If any Loan Party shall at any time hold or acquire a Commercial Tort Claim with a value reasonably estimated to be in excess of $250,000, such Loan Party shall immediately notify Lender in a writing signed by such Loan Party of the particulars thereof, which writing may be in the form of an update to Schedule 4.1, and Lender shall be deemed to have a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

4.3                Power of Attorney.

(a)               Each Loan Party does hereby make, constitute and appoint Lender (or any officer or agent of Lender) as such Loan Party’s true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party or in the name of Lender or otherwise, for the use and benefit of Lender, but at the cost and expense of such Loan Party, (i) upon the occurrence and during the continuance of any Event of Default, to indorse the name of such Loan Party on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Lender or any Affiliate of Lender in full or part payment of any of the Obligations; (ii) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Loan Party on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Loan Party’s rights therein; (iii) to file financing statements pursuant to the UCC and other notices appropriate under applicable law as Lender deems necessary to perfect, preserve, and protect Lender’s rights and interests under any Security Document; (iv) upon the occurrence and during the continuation of an Event of Default, to obtain the insurance referred to in Section 6.6 and endorse any drafts and cancel any insurance so obtained by Lender; (v) upon the occurrence and during the continuance of any Event of Default, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Loan Party may be delivered directly to Lender; and (vi) to do any and all things necessary or desirable to perfect Lender’s security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

(b)            This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter so long as any of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) remain in existence. Each Loan Party ratifies and approves all acts of such attorney, and neither Lender nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for any acts or omissions constituting gross negligence or willful misconduct, as determined by a court of competent jurisdiction on final, non-appealable judgment or order. Each Loan Party will execute and deliver promptly to Lender all instruments necessary or desirable, as determined in Lender’s discretion, to further Lender’s exercise of the rights and powers granted it in this Section 4.3.

4.4            Lender’s Additional Rights Regarding Collateral. In addition to Lender’s other rights and remedies under the Loan Documents, Lender may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default: (i) exchange, enforce, waive or release any of the Collateral or portion thereof, (ii) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Lender may, from time to time, in each instance determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to Lender that the following are, true, correct and complete:

5.1              Corporate Existence and Power. Each Loan Party and its Subsidiaries (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, (b) has the power and authority and all licenses, authorizations, permits, consents and approvals from each applicable Governmental Authority necessary (i) to own its assets and carry on its business and (ii) to execute, deliver and perform its obligations under, the Loan Documents to which it is a party, (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.2               Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party and its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law in any respect; except, in each case referred to in clause (b) or clause (c), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.3            Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or any of its Subsidiaries of this Agreement or any other Loan Document except for (x) recordings and filings in connection with the Liens granted to Lender under the Security Documents, or (y) those obtained or made on or prior to the Closing Date.

5.4               Binding Effect. This Agreement and each other Loan Document to which any Loan Party or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

5.5               Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary of any Loan Party or any of their respective properties which would reasonably be expected to cause a Material Adverse Effect.

5.6             No Default. No Loan Party nor any Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.7               ERISA Compliance. Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not reasonably be expected to result in liabilities of the Loan Parties in excess of $250,000 in the aggregate, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party incurs or otherwise has or could have an obligation or liability greater than $250,000 and (iii) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

5.8               Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed, all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No liens have been filed and no claims are being asserted with respect to any such Taxes.

5.9              Financial Condition. The financial statements of Borrower as of September 30, 2019 present fairly in all material respects the consolidated financial condition of Borrower as of the dates thereof and results of operations for the periods covered thereby. Since September 30, 2019, there has been no Material Adverse Effect, except as has been disclosed by Borrower in its filings with the SEC.

5.10            Environmental Matters. Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (a) has any liability arising in connection with Environmental Laws or has received written notice of any (i) claim with respect to any liability related to Environmental Laws or (ii) state, local or federal environmental investigation with respect to any real estate owned, leased or otherwise occupied by any Loan Party or any of its Subsidiaries, or (b) has failed to comply with any Environmental Law applicable to such Person or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to such Person.

5.11          Solvency. Both immediately before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower, (c) the consummation of the transactions contemplated hereunder, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.

5.12            Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of Borrower, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party.

5.13            Subsidiaries; Outstanding Capital Stock. Except as set forth in Schedule 5.13, as of the Closing Date, no Loan Party and no Subsidiary of any Loan Party has any Subsidiaries. All issued and outstanding Capital Stock of each Loan Party and its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable. All of the issued and outstanding Capital Stock of each Subsidiary of the Borrower or any other Loan Party is owned by each of the Persons and in the amounts set forth in Schedule 5.13 and is free and clear of all Liens except for Permitted Liens. Except as set forth in Schedule 5.13, with respect to the Borrower’s Subsidiaries, there are no preemptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any of the Borrower’s Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock.

5.14            Jurisdiction of Organization; Chief Executive Office; Etc. Schedule 5.14 lists each Loan Party’s exact legal name, jurisdiction of organization, federal tax identification number, organizational identification number, if any, the location of such Loan Party’s chief executive office or sole place of business, and all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date.

5.15            Locations of Collateral and Books and Records. Schedule 5.15 lists each location where any Loan Party keeps the Collateral (other than Inventory or Equipment in transit) and books and records concerning the Collateral or conducts any of its business as of the Closing Date.

5.16            Deposit Accounts and Other Accounts. Schedule 5.16 lists the financial institutions at which the Loan Parties maintain deposit accounts and securities accounts as of the Closing Date.

5.17            Full Disclosure. None of the representations or warranties made by any Loan Party or its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

5.18            Patriot Act; Anti-Terrorism Laws. (a) Each Loan Party and its Subsidiaries and to the knowledge of the Borrower, its Affiliates are in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, and (b) each Loan Party and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Subsidiary or Affiliate of a Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

5.19            Properties. As of the date of this Agreement.

(a)            Schedule 5.19 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party or any other party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than Permitted Liens.

(b)            Each Loan Party owns, or is licensed to use, all Intellectual Property reasonably necessary to its business as currently conducted, and to the knowledge of Borrower, the use thereof by each Loan Party does not infringe in any material respect upon the rights of any other Person.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until all commitments to lend hereunder are terminated, and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full, each Loan Party covenants and agrees as follows:

6.1            Financial Statements. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). Borrower shall deliver to Lender:

(a)            Annual Financial Statements. As soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as of the end of such year and the related consolidated statement of income or operations, shareholders’ equity and cash flows, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by (i) the report of any “Big 4” accounting firm, or any other independent public accounting firm reasonably acceptable to Lender which report shall (A) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) not include any explanatory paragraph expressing substantial doubt as to going concern status and (ii) a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended, including the notes thereto.

(b)            Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each fiscal quarter, a copy of the unaudited consolidated balance sheet of the Borrower as of the end of such fiscal quarter, and the related consolidated statement of income, shareholders’ equity and cash flows, for such fiscal quarter and for the portion of the fiscal year then ended, together with a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower, subject to normal year-end adjustments and absence of footnote disclosures.

Documents required to be delivered pursuant to Section 6.1(a) and Section 6.2(b) above (to the extent any such documents are included in materials otherwise filed with the SEC) and Section 6.3(i) below may be delivered electronically to Lender, and if so delivered, shall be deemed to have been delivered to Lender on the date on which Borrower files such documents with the SEC.

6.2            Appraisals; Certificates; Other Information. The Loan Parties shall furnish to Lender:

(a)            concurrently with each delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), (i) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, a fully and properly completed Compliance Certificate which, when delivered following the end of any fiscal quarter, shall include calculation of all financial covenants, certified on behalf of Borrower by a Responsible Officer of Borrower;

(b)            as soon as available and in any event within 15 days after the end of each calendar month, and at such other times as Lender may require, in each case in form and substance reasonably satisfactory to Lender and accompanied by such supporting detail and documentation as Lender may reasonably require:
(i)	a Borrowing Base Certificate, certified on behalf of Borrower by a Responsible Officer of Borrower, setting forth the Borrowing Base as at the end of such period;

(ii)	a listing of Borrower’s marketable securities with market value and rating as at the end of such period;

(c)            upon Lender’s request during the continuance of an Event of Default, the Loan Parties shall permit and enable Lender to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Lender; and

(d)            promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Lender may from time to time reasonably request; and

(e)            copies of (i) all proposed amendments or modifications to any Subordinated Debt Document, (ii) all material notices (including, without limitation, notices in respect of defaults) and reports delivered by any Loan Party or any other Person in connection with any Subordinated Debt Document.

6.3            Notices. Borrower shall notify promptly Lender of each of the following (and, except as otherwise set forth below, in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a)            the occurrence or existence of any Default or Event of Default;

(b)            any Material Adverse Effect since the Closing Date;

(c)            any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Loan Party or any Subsidiary of any Loan Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in liabilities of the Loan Parties in excess of $250,000;

(d)            promptly, and in any event within 10 days after (i) any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (ii) any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(e)            any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary of any Loan Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(f)            the occurrence of any default or event of default under any Subordinated Debt Document;

(g)            copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to Borrower’s filings with the SEC) if, and only to the extent that such Loan Party or Subsidiary may provide such information in accordance with any applicable Requirements of Law;

(h)            copies of each annual report, proxy or financial statement or other material report that Borrower sends to the holders of any class of Borrower’s debt securities having an aggregate principal amount in excess of $250,000 or public equity securities, with such documents deemed to be electronically delivered on the date on which Borrower files such documents with the SEC.

Each notice required to be delivered pursuant to this Section 6.3 (other than Section 6.3(i)) shall be accompanied by a statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein, and stating what action a Loan Party or other Person proposes to take with respect thereto and at what time.

6.4            Preservation of Corporate Existence, etc. Each Loan Party shall, and shall cause each of its Subsidiaries to (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to Borrower’s Subsidiaries, in connection with transactions permitted by Section 7.5; and (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 7.5 and sales of assets permitted by Section 7.10 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.5            Maintenance of Property. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof.

6.6            Insurance. Each Loan Party will, and will cause its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and such Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (a) name Lender as an additional insured thereunder as its interests may appear, (b) include waiver of subrogation, and (c) in the case of each casualty insurance policy, contain a lenders loss payable clause or endorsement, satisfactory in form and substance to Lender, that names Lender as lenders loss payee thereunder and provides for at least 30 days’ prior written notice to Lender of any material modification or cancellation of such policy.

6.7            Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations, liabilities and Indebtedness. Without limiting the foregoing, each Loan Party shall file all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Loan Party’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Loan Party’s books in accordance with GAAP.

6.8            Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law, including, without limitation, all Environmental Laws, of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.9            Inspection of Property and Books and Records. Each Loan Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times during the continuance thereof): (a) provide access to such property to Lender and any of its Related Parties, as frequently as Lender determines to be appropriate; and (b) permit Lender and any of its Related Parties to conduct inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s books and records, in each instance, at the Loan Parties’ expense. Notwithstanding the immediately preceding sentence, so long as no Default or Event of Default has occurred and is continuing, such visits, examinations, audits and inspections shall be limited to one per calendar year by Lender at the sole cost and expense of the Loan Parties; provided, however, that (y) any such visits, examinations, audits and inspections which are made while any Default or Event of Default has occurred is continuing shall not be subject to the foregoing limitation and shall be at the sole cost and expense of the Loan Parties and (z) any such visits, inspections or examinations which are made at the cost and expense of Lender, regardless of whether a Default or Event of Default has occurred and is continuing, shall not be limited to one time per calendar year.

6.10            Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows: (a) to pay transaction costs and expenses related to the transactions contemplated by this Agreement, and (b) for working capital, Capital Expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement. No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

6.11            Operating Account. At all times after the Closing Date, Borrower shall maintain the Operating Account with Lender.

6.12            Claims Against Collateral. Each Loan Party shall maintain the Collateral free and clear of all Liens, except to the extent, if any, of the Permitted Liens. Each Loan Party will defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

6.13            OFAC; Patriot Act. Notwithstanding anything contained herein to the contrary, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 5.18.

6.14            Further Assurances; Guaranty and Collateral.

(a)            Promptly upon request by Lender, the Loan Parties shall take such additional actions and execute such documents as Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Security Documents any of the properties, rights or interests covered by any of the Security Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, collaterally assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document.

(b)            The Loan Parties shall cause each of their Material Domestic Subsidiaries to guaranty the Obligations and to grant to Lender a security interest in, subject to the limitations set forth herein and in the other Security Documents, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to, among such other agreements, documents or instruments as Lender may request, a joinder agreement, in form and substance reasonably acceptable to Lender, pursuant to which such Subsidiary shall join this Agreement as a “Loan Party” and a “Subsidiary Guarantor”.

6.15            Post-Closing Obligations. On or before November 13, 2020 (or such later date as agreed to by Lender in writing), Borrower shall use commercially reasonable efforts to deliver a Landlord’s Disclaimer and Consent for the property located at 9700 West 76th Street, Eden Prairie, Minnesota 55344, duly executed by Borrower and FR National Life, LLC, in form and substance reasonably satisfactory to Lender.

ARTICLE 7

NEGATIVE COVENANTS

Until all commitments to lend hereunder are terminated, and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full, each Loan Party covenants and agrees as follows.

7.1            Indebtedness. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)            the Obligations; and

(b)            purchase money obligations, Capital Lease Obligations and other Indebtedness incurred in connection with acquiring rights to use or possess equipment, real estate or other capital or fixed assets not exceeding at the time of the incurrence thereof, the value of the property so acquired;

(c)            Indebtedness outstanding as of the Closing Date and set forth on Schedule 7.1;

(d)            Indebtedness of any Loan Party to any other Loan Party;

(e)            Indebtedness arising with respect to earnout payments, customary indemnification provisions or customary working capital adjustments (or other similar purchase price adjustments) in connection with Permitted Acquisitions or dispositions otherwise permitted hereunder;

(f)            Indebtedness arising any Swap Agreements; and

(g)            unless otherwise approved by Lender in writing in its sole and absolute discretion, other unsecured Indebtedness not exceeding $5,000,000 in the aggregate at any time outstanding.

7.2            Liens. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)            any Lien created under any Security Document;

(b)            Liens described in Schedule 7.2 securing Indebtedness outstanding on the Closing Date and permitted by Section 7.1(c), including replacement Liens on the property currently subject to such Liens securing Indebtedness permitted by Section 7.1(c);

(c)            Liens on equipment acquired and financed with Indebtedness described in Section 7.1(b), so long as such Liens do not apply to property other than the Equipment so acquired and any proceeds thereof;

(d)            Liens for taxes, fees, assessments or other governmental charges which are not past due or remain payable without penalty or that are being contested in good faith and by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained;

(e)            carriers’, warehousemen’s, mechanics’, landlords’, processors’ materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing indebtedness that is not past due or that remains payable without penalty or that is being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves in accordance with GAAP are being maintained;

(f)            Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(g)            easements, rights‑of‑way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

(h)            any interest or title of a lessor or a sublessor under an operating lease or any licensing agreement entered into in the ordinary course of business;

(i)            Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases not constituting Indebtedness;

(j)            Attachments, appeal bonds, judgments and similar Liens which do not constitute an Event of Default; and

(k)            Liens in favor of depositary or collecting banks or securities intermediaries arising by operation of law.

7.3            Financial Covenants.

(a)            Minimum Liquidity. Commencing with the fiscal quarter ending September 30, 2020 and each fiscal quarter thereafter, Borrower shall not permit Unencumbered Liquid Assets to have an aggregate fair market value of less than the following, in each case determined as of the last day of each fiscal quarter:

Period	Minimum Liquidity
Beginning with the fiscal quarter ending on September 30, 2020 and continuing through the fiscal quarter ending on September 30, 2021	$20,000,000
Beginning with the fiscal quarter ending on December 31, 2021 and continuing through the fiscal quarter ending on September 30, 2023	$15,000,000

(b)            Minimum Current Ratio. Commencing with the fiscal quarter ending September 30, 2020 and each fiscal quarter thereafter, Borrower shall not permit the Current Ratio, determined as of the last day of each fiscal quarter, to be less than 2.50 to 1.00.

(c)            Minimum Adjusted EBITDA. Commencing with the fiscal quarter ending September 30, 2020 and each fiscal quarter thereafter, Borrower shall not permit Adjusted EBITDA, determined as of the last day of each fiscal quarter for the four-quarter period then ending, to be less than $4,000,000 at any time; provided, however, that failure to achieve the minimum Adjusted EBITDA covenant pursuant to the preceding sentence for a measurement period shall not breach this Section 7.3(c), so long as Borrower achieves the minimum Adjusted EBITDA covenant for the fiscal quarter ending immediately thereafter.

(d)            Minimum Tangible Net Worth. Commencing with the fiscal quarter ending September 30, 2020 and each fiscal quarter thereafter, Borrower shall not permit Tangible Net Worth, determined as of the last day of each fiscal quarter, to be less than $20,000,000.

7.4            Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, in either case, have a Material Adverse Effect.

7.5            Consolidations and Mergers. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five Business Days prior written notice to Lender, (a) any Subsidiary of Borrower may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into, a Loan Party, provided that Borrower or such Loan Party shall be the continuing or surviving entity in any merger or combination and all actions required to maintain perfected Liens on the Collateral in favor of Lender shall have been completed; (b) any Foreign Subsidiary may merge or consolidate with or into another Foreign Subsidiary and may dissolve, liquidate or dispose of all or substantially all of its assets; and (c) any Loan Party or any of its Subsidiaries may consummate a Permitted Acquisition.

7.6            Acquisitions and Investments. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any acquisition of a material portion of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in any Person including Borrower, any Affiliate of Borrower or any Subsidiary of Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)            Investments in cash, Cash Equivalents and in any securities held in the Pledged Securities Collateral which meets the requirements set forth in this Agreement;

(b)            Investments by any Loan Party in any other Loan Party or in any other Subsidiary (including any Foreign Subsidiary); provided, that: (i) the Loan Parties shall accurately record all intercompany transactions on their respective books and records; (ii) at the time any such intercompany Investment is made by any Loan Party and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom;

(c)            Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(d)            Investments existing on the Closing Date either (i) set forth in Schedule 7.6 or (ii) which have been fully reserved in accordance with GAAP;

(e)            loans or advances to employees permitted under Section 7.9;

(f)            Investments permitted by Section 7.7, including any stock repurchases, dividends, distributions and redemptions;

(g)            any Permitted Acquisitions;

(h)            deposits for taxes and insurance and similar items required under any lease obligations;

(i)            extensions of credit of accounts receivable arising from the sale of goods and services in the ordinary course of business and Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)            any Investments, in addition to the Investments listed above, in an aggregate amount outstanding at any time not to exceed $10,000,000.

7.7            Restricted Payments. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, except for repurchases of Capital Stock of former employees of any Loan Party in an aggregate amount not to exceed $50,000 per calendar year, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness, (iv) make any loans to the holders of Capital Stock of any Loan Party or to Borrower or any Affiliates, lineal descendants or spouses of such holders, or trusts established for the benefit of any such Persons or (v) pay any management, consulting, advisory, acquisition or similar fees to any Affiliate thereof (the items described in clauses (i), (ii), (iii), (iv) and (v) above are referred to as “Restricted Payments”), except that:

(a)            wholly-owned Subsidiaries of any Loan Party may declare and pay dividends to the such Loan Party;

(b)            provided that, after giving effect to each such distribution, no Event of Default has then occurred and is continuing or would result therefrom and the Loan Parties shall be in compliance with the financial covenants contained in Section 7.3, each Loan Party may make cash distributions to Borrower and Borrower may in turn make cash dividends and distributions to the holders of its Capital Stock and may redeem, retire or repurchase or otherwise acquire any shares of any of Borrower’s Capital Stock;

(c)            Borrower may declare and make dividend payments or distributions payable solely in its Capital Stock;

(d)            Borrower may repurchase or redeem its Capital Stock in connection with the exercise of stock options or restricted stock awards if such Capital Stock represent all or a portion of the exercise price thereof and may withholding a portion of such Capital Stock issued to directors, officers or employees of the Company under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Company and its Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuances;

(e)            Borrower may make regularly scheduled payments of interest and principal with respect to Subordinated Indebtedness to the extent permitted under any subordination agreement to which Lender is a party.

7.8            Capital Structure. Except as expressly permitted under Section 7.5, no Loan Party shall amend any of its Organization Documents in any material respect that would be adverse to Lender.

7.9            Affiliate Transactions. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)            as expressly permitted by this Agreement;

(b)            in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary, including without limitation, any compensation paid to executive officers or directors of any Loan Party; and

(c)            loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business not to exceed $250,000 in the aggregate outstanding at any time.

7.10            Sale of Assets. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including the Capital Stock of any Subsidiary of any Loan Party (but explicitly excluding any Capital Stock of Borrower which shall be permitted without limitation so long as there is no Change of Control), whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)            dispositions to any Person other than an Affiliate of a Loan Party of Inventory, or worn out, obsolete or surplus Equipment in the ordinary course of business;

(b)            dispositions of cash and Cash Equivalents;

(c)            exclusive or non-exclusive licenses and sublicenses granted by a Loan Party and leases or subleases (by a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(d)            the abandonment of Intellectual Property that, in the reasonable business judgment of Borrower, is no longer economically practicable to maintain or useful in the ordinary course of business of any Loan Party;

(e)            sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)            dispositions resulting from any casualty events;

(g)            dispositions resulting from any Permitted Licenses; and

(h)            sales, transfers and dispositions of assets so long as (i) before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.3 hereof and (ii) the value of all assets sold or otherwise disposed of in any fiscal year does not exceed fifteen percent (15%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis in any fiscal year.

7.11            Change in Business. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from (i) those lines of business carried on by it on the Closing Date and (ii) anticipated lines of business disclosed in writing by Borrower to Lender prior to the Closing Date.

7.12            Changes in Accounting, Name or Jurisdiction of Organization; Etc. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining fiscal quarters of any Loan Party or of any consolidated Subsidiary of any Loan Party, (c) change its legal name as it appears in official filings in its jurisdiction of organization, or (d) change its (i) jurisdiction of organization, (ii) chief executive office, (iii) principal place of business, or (iv) other places of business, or open any new places of business, in the case of clauses (c) or (d), without at least 30 days’ prior written notice to Lender and the acknowledgement of Lender that all actions required by Lender, including those to continue the perfection of its Liens, to the extent applicable, have been completed.

7.13            No Negative Pledges. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on any Subsidiary’s Capital Stock or make other payments and distributions to Borrower, except as set forth in this Agreement or the other Loan Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Lender, whether now owned or hereafter acquired.

7.14            Sale-Leasebacks. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.15            Compliance with Laws. The Loan Parties shall not violate any Requirements of Law, including the Fair Labor Standards Act of 1938, except where such violation would not reasonably be expected to have, either individually or when combined with any other violation, a Material Adverse Effect.

7.16            Related Agreements. No Loan Party shall amend or otherwise modify, or waive any rights under any Subordinated Debt Document.

ARTICLE 8

DEFAULT AND REMEDIES

8.1            Events of Default. Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment. Any Loan Party or Guarantor fails (i) to pay within five (5) days when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or (ii) to pay within five (5) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document.

(b)            Representation or Warranty. Any representation, warranty or certification by or on behalf of any Guarantor, Loan Party any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time in connection with any Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made.

(c)            Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.9, Section 6.10, Section 6.15, or Article 7.

(d)            Other Defaults. Other than an Event of Default described herein, any Loan Party, Guarantor or Subsidiary fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default or (ii) the date upon which written notice thereof is given to Borrower by Lender.

(e)            Cross Default. The occurrence of any default or event of default (however denominated), in respect of any Indebtedness of any Loan Party or Guarantor in an aggregate amount of more than $1,000,000, other than the Obligations.

(f)            Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, Guarantor or any Subsidiary of any Loan Party or its debts, or of a substantial part of such Person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or Guarantor or for a substantial part of such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(g)            Voluntary Proceedings. Any Loan Party, Guarantor or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) consent to the institution of any, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or any Guarantor or for a substantial part of such Person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(h)            Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Loan Parties or any of their respective Subsidiaries or any Guarantor involving in the aggregate a liability of $1,000,000 and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof.

(i)            Loan Documents; Security Documents. (i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; (ii) any Subsidiary Guarantor or other Guarantor denies its obligations under its Guaranty, revokes, for any reason, its Guaranty, or attempts to limit or terminate its obligations under its Guaranty; or (iii) any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Lender to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

(j)            Indictment. Any Loan Party, or officer thereof, is charged by a Governmental Authority, criminally indicted or convicted of a felony under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral.

(k)            Change of Control. A Change of Control shall occur.

(l)            Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

(m)            Subordinated Debt Defaults. The occurrence of any event of default (however denominated) in respect of any Subordinated Indebtedness.

8.2            Remedies. Upon the occurrence and during the continuance of any Event of Default which is not cured within any applicable cure or grace period, Lender may:

(a)            declare all or any portion of any commitment to lend hereunder to be suspended or terminated, whereupon such commitment to lend shall forthwith be suspended or terminated;

(b)            declare all or any portion of the Obligations to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(c)            take possession of the Collateral and maintain such possession on any Loan Party’s premises at no cost to Lender, or remove the Collateral, or any part thereof, to such other place(s) as Lender may desire; enter any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Loan Party will assert against Lender any claim for trespass, breach of the peace or similar claim and no Loan Party will hinder Lender’s efforts to effect such removal;

(d)            require any Loan Party, at its cost, to assemble the Collateral and make it available at a place designated by Lender;

(e)            sell part or all of the Collateral at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at Lender’s discretion, and Lender may, if Lender deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given, and Lender may purchase any Collateral at such public or private sale(s) and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations;

(f)            require any Loan Party, using such form as Lender may approve, to notify such Loan Party’s customers, Account Debtors and any other Persons, and to indicate on all of such Loan Party’s correspondence to such customers, Account Debtors and other Persons, that the contracts and General Intangibles must be paid to Lender directly;

(g)            sign any indorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

(h)            apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents, in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated;

(i)            make and adjust claims under insurance policies; and/or

(j)            exercise all other rights and remedies of Lender under any of the Loan Documents and/or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.1(f) or Section 8.1(g) (in the case of Section 8.1(f) upon the expiration of the period mentioned therein), the obligation of Lender to make Loans shall automatically terminate and the unpaid amount of all outstanding Obligations shall automatically become due and payable without further act of Lender.

8.3            Waivers by Loan Parties. Each Loan Party acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management. Accordingly, Lender, in exercising its rights under this Article 8, shall have the widest possible latitude to preserve and protect the Collateral and Lender’s security interest in and Lien thereon. Moreover, each Loan Party acknowledges and agrees that Lender shall have no obligation to, and such Loan Party hereby waives to the fullest extent permitted by law any right that it may have to require Lender to, (a) clean up or otherwise prepare any of the Collateral for sale, (b) pursue any Person to collect any of the Obligations, or (c) exercise collection remedies against any Persons obligated on the Collateral. Lender’s compliance with applicable local, state or federal law requirements, in addition to those imposed by the UCC, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the UCC.

8.4            Notice of Disposition; Allocations. If any notice is required by law to effectuate any sale or other disposition of the Collateral, (a) Lender will give the applicable Loan Party written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Lender may purchase all or any of the Collateral, and (b) Lender and each Loan Party agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten days prior to any sale or other disposition. The proceeds of the sale will be applied first to all costs and expenses of such sale including attorneys’ fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Lender in its discretion. The Loan Parties shall remain liable to Lender for any deficiency. Unless otherwise directed by law, Lender will return any excess to the Loan Parties.

8.5            Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.6            Equitable Relief. Each Loan Party recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender; therefore, each Loan Party agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE 9

CONTINUING GUARANTY

9.1            Guaranty. Each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to Lender, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by Lender in connection with the collection or enforcement thereof). Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Subsidiary Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Subsidiary Guarantor under this Guaranty, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.2            Rights of Lender. Each Subsidiary Guarantor consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other Subsidiary Guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Subsidiary Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Subsidiary Guarantor.

9.3            Certain Waivers. Each Subsidiary Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other Subsidiary Guarantor, or the cessation from any cause whatsoever (including any act or omission of Lender) of the liability of Borrower; (b) any defense based on any claim that any Subsidiary Guarantor’s obligations exceed or are more burdensome than those of Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Subsidiary Guarantor’s liability hereunder; (d) any right to proceed against Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Subsidiary Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

9.4            Obligations Independent. The obligations of each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Subsidiary Guarantor, and a separate action may be brought against each Subsidiary Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.5            Subrogation. No Subsidiary Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all Obligations and any other amounts payable under this Agreement are indefeasibly paid in full in cash and the commitments with respect to the Obligations are terminated. If any amounts are paid to any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to reduce the amount of the Obligations, whether matured or unmatured.

9.6            Termination; Reinstatement. This Guaranty is a continuing guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under the Loan Documents are indefeasibly paid in full in cash and the commitments with respect to the Obligations are terminated. This Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Subsidiary Guarantor is made, or Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Subsidiary Guarantor under this Section shall survive termination of this Guaranty.

9.7            Subordination. Each Subsidiary Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to each Subsidiary Guarantor as set forth in Section 2.12(e).

9.8            Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Subsidiary Guarantor or Borrower under any applicable laws, or otherwise, all such amounts shall nonetheless be payable by each Subsidiary Guarantor immediately upon demand by Lender.

9.9            Condition of Borrower. Each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other Subsidiary Guarantor such information concerning the financial condition, business and operations of Borrower and any such other Subsidiary Guarantor as each Subsidiary Guarantor requires, and that Lender has no duty, and no Subsidiary Guarantor is relying on Lender at any time, to disclose to any Subsidiary Guarantor any information relating to the business, operations or financial condition of Borrower or any other Subsidiary Guarantor.

ARTICLE 10

MISCELLANEOUS

10.1            Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent electronically by email as follows:

(i)	if to any Loan Party at:
c/o Surmodics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344
Attention: Timothy Arens, Chief Financial Officer (tarens@surmodics.com)

with a copy to (which copy does not constitute notice):

Surmodics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344
Attention: Gordon Weber, SVP Legal, General Counsel and Secretary (gweber@surmodics.com)

and a copy to (which copy does not constitute notice):

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402
Attention: Nicole Leimer, Esq. (Nicole.leimer@faegredrinker.com)

(ii)	if to Lender at:
Bridgewater Bank
7831 East Bush Lake Road, Suite 300
Bloomington, MN 55438
Attention: Pat W. Cullen, Senior Vice President (Pat.Cullen@bwbmn.com)

with a copy to (which copy does not constitute notice):

Bridgewater Bank
4450 Excelsior Boulevard
St. Louis Park, MN 55416
Attention: Pat W. Cullen, Senior Vice President (Pat.Cullen@bwbmn.com)

and a copy to (which copy does not constitute notice):

Taft Stettinius & Hollister LLP
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Michael Warren, Esq. (mwarren@taft.com)

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail or emailed shall be deemed to have been given when received, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

10.2            Waivers; Amendments.

(a)            No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Lender or (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

10.3            Expenses; Indemnification.

(a)            Each Loan Party shall pay or reimburse Lender for (a) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the out-of-pocket fees, charges and disbursements of counsel for Lender, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated); (b) all out-of-pocket expenses incurred by Lender, including the out-of-pocket fees, charges and disbursements of any counsel for Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; (c) (i) appraisals and insurance reviews, field examinations and the preparation of reports, based on the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination, (ii) fees charged by third parties to review and reconcile amounts reported on Borrowing Base Certificates to the related source documents provided by Borrower, (iii) background checks regarding senior management and/or key investors, taxes, and fees and other charges for (A) lien and title searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue Lender’s Liens; and (d) out-of-pocket costs and expenses of preserving, protecting and insuring the Collateral. All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to another deposit account if not paid within three (3) Business Days after written demand by Lender.

(b)            Each Loan Party shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (b) any Loan or the use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (d) the failure of any Loan Party to deliver to Lender the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.9, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)            To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Loan or the use of the proceeds thereof.

(d)            All amounts due under this Section 10.3 shall be payable not later than three (3) Business Days after written demand therefor.

(e)            Without limiting the provisions of Section 2.10, this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4            Successors and Assigns.

(a)            Lender shall have the right to assign this Agreement and the other Loan Documents; provided, however, that so long as no Event of Default has occurred and is continuing hereunder, no such assignment shall be made without Borrower’s written consent. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.4(b)) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Lender may, without the consent of any Loan Party, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Loan Party shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to the next sentence, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 and 2.9. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were Lender. A Participant shall not be entitled to receive any greater payment under Section 2.8 and 2.9 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(c)            Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.5            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as any commitment to lend hereunder has not expired or terminated. The provisions of Section 2.11 and Section 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of any commitment to lend hereunder or the termination of this Agreement or any provision hereof.

10.6            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7            Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8            Right of Setoff. All cash, moneys, investment property and other properties of any Loan Party and the proceeds thereof now or hereafter held or received by Lender from or for the account of such Loan Party, including any and all deposits (general or special, time or demand, provisional or final), account balances and credits of such Loan Party with Lender or any Affiliate of Lender at any time existing, other than Keogh accounts and trust account balances, (a) are part of the Collateral, (b) will be held as security for the Obligations, and (c) may be set off and applied against any or all Obligations at any time following the occurrence and during the continuance of an Event of Default, and Lender has the right at any time during the continuance of an Event of Default to refuse to allow withdrawals from any account of such Loan Party, irrespective of whether or not Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights given to Lender hereunder are cumulative with Lender’s other rights and remedies, including other rights of setoff.

10.9            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            The Loan Documents (other than those containing a contrary express choice of law provision) and any claim or controversy arising in connection with any Loan Document shall be governed by and construed in accordance with the internal laws (but otherwise without regard to the conflict of laws provisions) of the State of Minnesota.

(b)            Subject to the last sentence of this Section 10.9(b), each Loan Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the U.S. Federal or Minnesota state courts sitting in Hennepin County, Minnesota, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Minnesota State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any other jurisdiction.

(c)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10                          Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11                          Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12                          USA PATRIOT Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the Patriot Act.

10.13                          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

10.14                          Agreement Jointly Drafted. The parties agree that this Agreement shall not be construed against any party to this Agreement on the grounds that such party drafted this Agreement, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on such grounds be interpreted against any one party.

10.15                          Advice of Counsel Obtained. Each of the parties acknowledges and represents that it has had the opportunity to consult with legal, financial, and other professional advisors as it deems appropriate in connection with its consideration and execution of this Agreement. Each undersigned party further represents and declares that in executing this Agreement, it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendation of its own professional advisors, concerning the nature, extent and duration of its rights, obligations and claims; that it has reviewed its records, evaluated its position and conducted due diligence with regard to all rights, claims or causes of action whatsoever with respect to any and all other parties; and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements made by the other party or its representatives, except those expressly contained herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER AND A LOAN PARTY:

SURMODICS, INC., a Minnesota corporation

By:	/s/ Timothy J. Arens
Name: Timothy J. Arens
Title: Vice President, Finance and Chief Financial Officer

SUBSIDIARY GUARANTORS AND LOAN PARTIES:

SURMODICS SHARED SERVICES, LLC, a Minnesota limited liability company

By:	/s/ Gordon S. Weber
Name: Gordon S. Weber
Title: Manager

SURMODICS COATINGS, LLC, a Minnesota limited liability company

By:	/s/ Gordon S. Weber
Name: Gordon S. Weber
Title: Manager

SURMODICS COATINGS MFG, LLC, a Minnesota limited liability company

By:	/s/ Gordon S. Weber
Name: Gordon S. Weber
Title: Manager

SURMODICS IVD, INC., a Maryland corporation

By:	/s/ Timothy J. Arens
Name: Timothy J. Arens
Title: Vice President and Treasurer

NORMEDIX, INC., a Minnesota corporation

By:	/s/ Timothy J. Arens
Name: Timothy J. Arens
Title: Vice President

SURMODICS MD OPERATIONS, LLC, a Minnesota limited liability company

By:	/s/ Gordon S. Weber
Name: Gordon S. Weber
Title: Manager

LENDER:

BRIDGEWATER BANK, a Minnesota banking corporation

By:	/s/ Pat W. Cullen
Name: Pat W. Cullen
Title: Senior Vice President